Exhibit 99.2

Electromed, Inc.

FY2016 Q2 Letter to Shareholders

Making life’s important moments possible-one breath at a time.

To Our Shareholders:

I am again pleased and privileged to be writing to you to review the Company’s second fiscal quarter financial results, discuss our market opportunity and provide an update on our progress and outlook. The second quarter results set records for net revenues and net income in any quarter since the Company’s founding. Net revenues of $6.3 million were up 28% over the second quarter of the prior fiscal year and we reported net income of $1.1 million or $0.13 per basic and diluted share. The strong revenue performance reflects the execution of our growth strategies as well as our strategy to build stronger synergy between our sales and reimbursement teams that is resulting in higher levels of customer service, higher quality referrals and increased proficiency in processing referrals.

Gross profit also reached a record in the second quarter positively leveraging our higher revenue and as our manufacturing team made additional progress in lowering the build cost of the SmartVest SQL®, our high frequency chest wall oscillation (HFCWO) device. Our gross margin was 78% in the second quarter compared to 70% in the prior year’s second quarter. The higher gross margin enabled us to produce record gross profit of $4.9 million in the quarter, a 44% increase over the prior year’s second quarter. Operating expenses increased primarily due to costs associated with higher revenue levels, but the rate of increase was lower than the rate of revenue growth, providing positive operating leverage. This led to an increase in income before taxes of $1.2 million and with a lower than normal income tax rate for the quarter, net income rose 152% to $1.1 million.

Our results in the second quarter reflect the potential we see in the HFCWO market, particularly related to bronchiectasis, a disease with a high rate of reimbursement approval for the therapy. We estimate the potential domestic incidence of bronchiectasis was 370,000 people in 2015, and growing approximately 9% annually. The market opportunity is growing as the aging U.S. population develops higher incidence of chronic lung diseases, including over 15 million people suffering from chronic obstructive pulmonary disease, (COPD). Although a COPD diagnosis alone does not generally qualify for HFCWO therapy reimbursement by Medicare, we work with physicians to identify those patients with COPD that may require further testing to diagnose additional disease or conditions, such as bronchiectasis, that may be eligible for reimbursement.

By this point, you may reasonably be wondering “is the type of financial performance we produced in the second quarter sustainable?” In short, my answer is “yes”. However, it is essential to keep in mind that there is and will be variability in our future financial results from quarter to quarter. We evaluate our financial performance with a longer-term view, over rolling two- to four-quarter periods, in order to smooth some of that variability which is caused by our referral and payer mix as well as other one-time events.

We must continue to execute on our growth strategies: offer the most innovative HFCWO therapy solutions and service for homecare and focus sales efforts on growing the bronchiectasis HFCWO market and our share of the total market. And, we must continue to identify higher quality referral leads, and become more deeply partnered with major clinics and hospitals all while delivering the highest quality patient service. All of those are achievable and I am optimistic that our team is positioned to do just that.

As you might expect, challenges remain, including an ever changing health care landscape marked by changing reimbursement policies and an array of regulations. In addition, competition is always a focus, both from other HFCWO devices as well as from alternative therapies.

We have made great progress putting Electromed on a sustainable profitable revenue growth path. Our SmartVest SQL is effective, comfortable and easy to use, and our people are committed to providing the best patient and provider service in the industry. We are in a great position to leverage the progress we’ve made and expand the market for our HFCWO device. As always, I am grateful for the support of you, our shareholders, as we strive to move the business forward. I look forward to reporting to you again after the third quarter.

Kathleen S. Skarvan

President and Chief Executive Officer

Cautionary Statements

Certain statements in this letter constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this letter include estimated trends in revenue, margin and profits, changes in sales force size and composition and sales execution, customer service levels, and expectations for market growth. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.